Exhibit 99.1
Bright Horizons Family Solutions® Reports Third Quarter of 2016 Financial Results

WATERTOWN, MA, November 1, 2016 /PRNewswire/ — Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life, today announced financial results for the third quarter of 2016 and updated certain financial guidance for the full year 2016.

Third Quarter 2016 Highlights (compared to third quarter 2015):

•	Revenue increased 5% to $384 million

•	Income from operations increased 7% to $45 million

•	Net income increased 9% to $23 million and diluted earnings per common share increased 12% to $0.37 per share

Non-GAAP measures

•	Adjusted income from operations* increased 7% to $45 million

•	Adjusted EBITDA* increased 8% to $70 million

•	Adjusted net income* increased 10% to $29 million and diluted adjusted earnings per common share* increased 14% to $0.49

“We are pleased to report strong financial results for the third quarter of 2016 which continue to reflect positive momentum across our suite of solutions,” said David Lissy, Chief Executive Officer.  “We continue to deliver solid financial results while providing our employer clients and the working families that we serve with the high quality, critical supports they need to maximize their productivity.”

“As our third annual Modern Family Index Report released last month showed, today’s generation of new moms is committed to growing her career while growing her family,” continued Lissy. “New parents, mothers and fathers alike, won’t hesitate to leave a job where they aren’t supported in order to find an employer that offers the family supports they need. We are proud to serve those companies that are committed to leading the way in supporting working parents, including the more than 80 of our clients honored last month among the 100 Best Companies by Working Mother magazine. I am also very proud that Bright Horizons was named a Best Workplace for Women by FORTUNE magazine this past September.”

Third Quarter 2016 Results

Revenue increased $18.0 million, or 5%, in the third quarter of 2016 from the third quarter of 2015 on contributions from new and ramping full-service child care centers, average price increases of 3-4%, and expanded sales of back-up dependent care and educational advisory services.

Income from operations was $44.7 million for the third quarter of 2016 compared to $41.7 million in the same 2015 period, an increase of $3.0 million, or 7%, primarily due to an increase in gross profit, partially offset by increases in selling, general and administrative expenses. The increase in gross profit and income from operations reflects operating leverage from enrollment gains in mature and ramping centers, contributions from new child care centers, back-up dependent care and educational advisory clients that have been added since the third quarter of 2015, and strong cost management, partially offset by the costs incurred during the ramp-up of certain new lease/consortium centers opened during 2015 and 2016, and ongoing investments in systems and personnel to support the delivery of our services. Net income was $22.5 million for the third quarter of 2016 compared to net income of $20.6 million in the same 2015 period, an increase of $1.9 million, or 9%, on the expanded income from operations. Diluted earnings per common share was $0.37 compared to $0.33 in the third quarter of 2015.

In the third quarter of 2016, adjusted EBITDA increased $5.0 million, or 8%, to $69.7 million, from the third quarter of 2015 due primarily to the expanded gross profit.  Adjusted net income increased by $2.8 million, or 10%, to $29.3 million on the expanded income from operations.  Diluted adjusted earnings per common share was $0.49 compared to $0.43 in the third quarter of 2015.

As of September 30, 2016, the Company operated 940 early care and education centers with the capacity to serve 108,000 children and families.

*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures.  Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, straight line rent expense, stock-based compensation expense, expenses related to secondary offerings and debt financing transactions, and expenses associated with completed acquisitions. Adjusted income from operations represents income from operations before expenses related to the completion of secondary offerings and debt financing transactions, and expenses associated with completed acquisitions. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, secondary offering expenses, debt financing transaction expenses, expenses associated with completed acquisitions and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP, in “Presentation of Non-GAAP Measures”
and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

Balance Sheet and Cash Flow

During the nine months ended September 30, 2016, the Company generated approximately $165.0 million of cash flows from operations compared to $142.3 million for the same period in 2015 and invested $72.8 million in fixed assets and acquisitions compared to $128.1 million in the same 2015 period.  Net cash used in financing activities totaled $83.0 million in the nine months ended September 30, 2016 compared to $80.5 million for the same 2015 period.  During the nine months ended September 30, 2016, the Company's cash and cash equivalents increased $7.9 million to $19.5 million.

We are currently in the process of amending our credit agreement to take advantage of favorable credit markets to extend the term of our loan, improve our rates and terms and to create access to additional liquidity for strategic purposes as needed.  We expect to complete this process over the next week.

2016 Outlook

As described below, the Company is updating certain financial guidance. For the full year 2016, the Company currently expects:

•Overall revenue growth in 2016 in the range of approximately 7%
•Adjusted EBITDA growth in 2016 in the range of 9-10%
•Adjusted net income growth in 2016 in the range of 12-14%
•Diluted adjusted earnings per common share growth in the range of 16-17%
•Diluted weighted average shares of approximately 61 million shares

For a discussion of the non-GAAP financial guidance presented, see “Presentation of Non-GAAP Measures” below.

Conference Call

Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call, moderated by Chief Executive Officer David Lissy.  Replays of the entire call will be available through November 15, 2016 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13645948.  The webcast of the conference call, including replays, and a copy of this press release are also available through the Investor Relations section of the Company's web site, www.brighthorizons.com.

Forward-Looking Statements

This press release includes statements that express the Company's opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, "forward-looking statements." The Company's actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms "believes," "expects," "may," "will," "should," "seeks," "projects," "approximately," "intends," "plans," "estimates" or "anticipates," or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company's intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industries in which we and our partners operate, our service offerings, amending our credit agreement and its timing and terms, and our 2016 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the "Risk Factors" section of our Annual Report on Form 10-K filed February 29, 2016, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP") throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations."

Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, expenses related to the completion of secondary offerings and debt financing transactions, and expenses associated with completed acquisitions as well as tax effects associated with these items. The adjustments to income from operations, net income and diluted earnings per share in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted income from operations, adjusted net income and adjusted diluted earnings per share in prior quarters. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted income from operations, adjusted net income and adjusted diluted earnings per share. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as expenses associated with equity offerings, issuances of debt, amendments of credit arrangements and expenses associated with completed acquisitions, due to the uncertainty and variability of the nature and amount of these future charges and costs.

About Bright Horizons Family Solutions® Inc.

Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life. The Company provides center-based full service child care, back-up dependent care and educational advisory services to more than 1,000 clients across the United States, the United Kingdom, Ireland, the Netherlands, Canada and India, including more than 150 FORTUNE 500 companies and more than 80 of Working Mother magazine's 2016 "100 Best Companies for Working Mothers."  Bright Horizons has been recognized sixteen times as one of FORTUNE magazine's "100 Best Companies to Work For" and is one of the UK's Best Workplaces as designated by the Great Place to Work® Institute. Bright Horizons is headquartered in Watertown, MA. The Company's web site is located at www.brighthorizons.com.

Contacts:

Investors:
Elizabeth Boland
CFO - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Kevin Doherty
MD - Solebury Communications Group
kdoherty@soleburyir.com
203-428-3233

Media:
Ilene Serpa
VP - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended September 30,
	2016	%	2015	%
Revenue	$383,929	100.0%	$365,944	100.0%
Cost of services	292,457	76.2%	280,560	76.7%
Gross profit	91,472	23.8%	85,384	23.3%
Selling, general and administrative expenses	39,616	10.3%	36,419	10.0%
Amortization of intangible assets	7,141	1.9%	7,224	2.0%
Income from operations	44,715	11.6%	41,741	11.3%
Interest expense, net	(10,502)	(2.7)%	(10,330)	(2.8)%
Income before income taxes	34,213	8.9%	31,411	8.5%
Income tax expense	(11,703)	(3.0)%	(10,853)	(3.0)%
Net income	$22,510	5.9%	$20,558	5.5%

Earnings per common share:
Common stock—basic	$0.38		$0.34
Common stock—diluted	$0.37		$0.33
Weighted average number of common shares outstanding:
Common stock—basic	58,928,264		60,290,842
Common stock—diluted	60,275,902		61,846,725

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Nine Months Ended September 30,
	2016	%	2015	%
Revenue	$1,171,304	100.0%	$1,086,849	100.0%
Cost of services	879,673	75.1%	818,997	75.4%
Gross profit	291,631	24.9%	267,852	24.6%
Selling, general and administrative expenses	120,403	10.3%	110,154	10.1%
Amortization of intangible assets	21,338	1.8%	20,978	1.9%
Income from operations	149,890	12.8%	136,720	12.6%
Interest expense, net	(31,490)	(2.7)%	(30,714)	(2.8)%
Income before income taxes	118,400	10.1%	106,006	9.8%
Income tax expense	(40,760)	(3.5)%	(35,997)	(3.3)%
Net income	$77,640	6.6%	$70,009	6.5%

Earnings per common share:
Common stock—basic	$1.30		$1.14
Common stock—diluted	$1.27		$1.11
Weighted average number of common shares outstanding:
Common stock—basic	59,326,525		61,112,263
Common stock—diluted	60,737,185		62,631,444

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$19,484	$11,539
Accounts receivable—net	83,175	97,295
Other current assets	43,487	43,879
Total current assets	146,146	152,713
Fixed assets—net	430,260	429,736
Goodwill	1,150,717	1,147,809
Other intangibles—net	372,095	389,331
Other assets	29,479	30,952
Total assets	$2,128,697	$2,150,541
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,550	$9,550
Borrowings on revolving line of credit	30,000	24,000
Accounts payable and accrued expenses	113,136	114,776
Deferred revenue and other current liabilities	156,439	157,017
Total current liabilities	309,125	305,343
Long-term debt—net	900,358	905,661
Deferred income taxes	111,063	113,100
Other long-term liabilities	110,190	98,829
Total liabilities	1,430,736	1,422,933
Total stockholders’ equity	697,961	727,608
Total liabilities and stockholders’ equity	$2,128,697	$2,150,541

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Nine months ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$77,640	$70,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,090	58,539
Stock-based compensation	8,476	6,900
Deferred income taxes	(4,729)	5,263
Other non-cash adjustments, net	4,311	5,392
Changes in assets and liabilities:
Accounts receivable	13,963	11,388
Prepaid expenses and other current assets	49	(19,267)
Accounts payable and accrued expenses	(1,814)	16,380
Other, net	4,967	(12,341)
Net cash provided by operating activities	164,953	142,263
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets, net	(50,466)	(61,415)
Payments for acquisitions, net of cash acquired	(22,307)	(66,636)
Net cash used in investing activities	(72,773)	(128,051)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line of credit, net	6,000	26,500
Principal payments of long-term debt	(7,163)	(7,163)
Payments for debt issuance costs	(1,002)	—
Purchase of treasury stock	(95,677)	(117,538)
Taxes paid related to net share settlement of stock options	(7,747)	—
Proceeds from issuance of common stock upon exercise of options	9,148	7,452
Proceeds from issuance of restricted stock	3,682	3,864
Payments of contingent consideration for acquisitions	(750)	—
Tax benefit from stock-based compensation	10,484	6,379
Net cash used in financing activities	(83,025)	(80,506)
Effect of exchange rates on cash and cash equivalents	(1,210)	(199)
Net increase (decrease) in cash and cash equivalents	7,945	(66,493)
Cash and cash equivalents—beginning of period	11,539	87,886
Cash and cash equivalents—end of period	$19,484	$21,393

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
Three months ended September 30, 2016
Revenue	$318,821	$53,229	$11,879	$383,929
Amortization of intangible assets	6,586	411	144	7,141
Income from operations	28,107	14,183	2,425	44,715
Adjusted income from operations (1)	28,265	14,183	2,425	44,873

Three months ended September 30, 2015
Revenue	$307,512	$47,935	$10,497	$365,944
Amortization of intangible assets	6,899	181	144	7,224
Income from operations	24,414	14,082	3,245	41,741
Adjusted income from operations (2)	24,579	14,082	3,245	41,906

(1)	Adjusted income from operations represents income from operations excluding expenses incurred in connection with completed acquisitions.

(2)	Adjusted income from operations represents income from operations excluding expenses incurred in connection with secondary offerings and completed acquisitions.

	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
Nine months ended September 30, 2016
Revenue	$991,133	$146,009	$34,162	$1,171,304
Amortization of intangible assets	20,133	773	432	21,338
Income from operations	101,584	41,741	6,565	149,890
Adjusted income from operations (1)	102,352	41,741	6,565	150,658

Nine months ended September 30, 2015
Revenue	$925,027	$133,940	$27,882	$1,086,849
Amortization of intangible assets	20,003	543	432	20,978
Income from operations	89,012	42,083	5,625	136,720
Adjusted income from operations (2)	89,523	42,083	5,625	137,231

(1)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with the January 2016 amendment to the Credit Agreement, completed acquisitions, and secondary offerings.

(2)	Adjusted income from operations represents income from operations excluding expenses incurred in connection with secondary offerings and completed acquisitions.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$22,510	$20,558	$77,640	$70,009
Interest expense, net	10,502	10,330	31,490	30,714
Income tax expense	11,703	10,853	40,760	35,997
Depreciation	13,858	12,649	40,752	37,561
Amortization of intangible assets (a)	7,141	7,224	21,338	20,978
EBITDA	65,714	61,614	211,980	195,259
Additional Adjustments:
Deferred rent (b)	984	650	1,614	2,304
Stock-based compensation expense (c)	2,830	2,300	8,476	6,900
Expenses related to stock offerings, the Credit Agreement amendment and completed acquisitions (d)	158	165	768	511
Total adjustments	3,972	3,115	10,858	9,715
Adjusted EBITDA	$69,686	$64,729	$222,838	$204,974

Income from operations	$44,715	$41,741	$149,890	$136,720
Expenses related to stock offerings, the Credit Agreement amendment and completed acquisitions (d)	158	165	768	511
Adjusted income from operations	$44,873	$41,906	$150,658	$137,231

Net income	$22,510	$20,558	$77,640	$70,009
Income tax expense	11,703	10,853	40,760	35,997
Income before tax	34,213	31,411	118,400	106,006
Stock-based compensation expense (c)	2,830	2,300	8,476	6,900
Amortization of intangible assets (a)	7,141	7,224	21,338	20,978
Expenses related to stock offerings, the Credit Agreement amendment and completed acquisitions (d)	158	165	768	511
Adjusted income before tax	44,342	41,100	148,982	134,395
Adjusted income tax expense (e)	(15,076)	(14,591)	(51,700)	(47,710)
Adjusted net income	$29,266	$26,509	$97,282	$86,685

Weighted average number of common shares—diluted	60,275,902	61,846,725	60,737,185	62,631,444
Diluted adjusted earnings per common share	$0.49	$0.43	$1.60	$1.38

(a)
Represents amortization of intangible assets, including approximately $4.5 million and $5.0 million for the three months ended September 30, 2016 and 2015, respectively, and $13.5 million and $14.0 million for the nine months ended September 30, 2016 and 2015, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents rent in excess of cash paid for rent, recognized on a straight line basis over the life of the lease in accordance with Accounting Standards Codification Topic 840, Leases.

(c)	Represents non-cash stock-based compensation expense.

(d)	Represents costs incurred in connection with the January 2016 amendment to the Credit Agreement, completed acquisitions, and secondary offerings.

(e)	Represents income tax expense calculated on adjusted income before tax at the year to date effective rate of approximately 35% and 36%, respectively.